Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period Payment Date	January 1, 2003 - January 31, 2003 02/25/03

Aggregate Amount Collected for the Collection Period
	Interest	$2,926,563.31
	Principal Collections	$39,571,758.53
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i )	Enhancer Premium		$116,048.02
(ii)	Noteholder’s Interest		$1,318,190.97
(iii)	Principal Collections to Funding Account		$—
(iv)	Excess Spread (during Revolving)		$1,476,451.39
(v )	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances
	Beginning Note Balance		$950,000,000.00
	Ending Note Balance		$950,000,000.00
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$960,397,386.63
	Ending Pool Balance		$961,070,759.30
		Change	$(673,372.67)
	Beginning Principal Balance		$960,397,386.63
	Ending Principal Balance		$961,070,759.30
		Change	$(673,372.67)
	Additional Draws		$40,245,131.20
	Beginning Additional Balance		$5,208,950.19
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$5,208,950.19

Delinquencies
	#			$
Two statement cycle dates:			6		$283,753.61
Three statement cycle dates:			5		$47,906.20
Four statement cycle dates:		—			$—
Five statement cycle dates:		—			$—
Six statement cycle dates:		—			$—
Seven + statement cycle dates:		—			$—
Foreclosures		—			$—
REO		—			$—
Liquidation Loss Amount		—			$—
Other Information
Net WAC Rate for Collection Period					3.439%
Mortgage Loans Repurchased ( # / $ )			0		$—
Beginning Pre-funding Account Balance					$—
Beginning Funding Account Balance					$—
Beginning Captialized Interest Account Balance					$—
Ending Pre-funding Account Balance					$—
Ending Capitalized Interest Account Balance					$—
Ending Funding Account Balance					$803,078.72
Overcollateralization Amount (Beginning)					$10,397,386.63
Overcollateralization Target					$14,250,000.00
Overcollateralization Amount (Ending)					$11,873,838.02
Additional Balance Increase (Certificate)					$5,208,950.19

Wachovia Bank, National Association as Servicer

By:
Name: Title:	April Hughey Vice President